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EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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POST PROPERTIES, INC.

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Contact:	Janie Maddox Post Properties, Inc. (404) 846-5056	PRESS RELEASE

ISS Recommends That Post Properties Shareholders Vote AGAINST
John Williams’ Bylaw Amendment Proposal

ATLANTA, May 14, 2004 – Post Properties, Inc. (NYSE: PPS), an Atlanta-based real estate investment trust, today released the following comment on the recommendation by Institutional Shareholders Services Inc. (ISS) that shareholders of Post Properties should vote AGAINST John Williams’ Bylaw amendment proposal at Post Properties’ annual meeting on May 27, 2004. The proposal would require an annual shareholder vote on director compensation.

ISS is widely recognized as the nation’s leading independent proxy voting and corporate governance advisory firm. Its analyses and recommendations are relied upon by hundreds of major institutional investment firms, mutual funds and fiduciaries throughout the United States.

Robert C. Goddard III, Chairman of the Board of Post Properties, stated, “We are gratified that ISS, a truly independent expert on corporate governance matters, has recommended a vote against the Williams bylaw proposal. ISS has come to the same conclusion that we did — asking shareholders to get involved in board compensation issues is not good governance.”

Post Properties, founded more than 30 years ago, is one of the largest developers and operators of upscale multifamily communities in the United States. The Company’s mission is delivering superior satisfaction and value to its residents, associates, and investors. Operating as a real estate investment trust (REIT), the Company focuses on developing and managing Post® branded resort-style garden apartments and high-density urban apartments with a vision of being the first choice in quality multifamily living. Post Properties is headquartered in Atlanta, Georgia, and has operations in 10 markets across the country.

Nationwide, Post Properties owns approximately 27,683 apartment homes in 71 communities, including 666 apartment homes held in three unconsolidated joint ventures.

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